UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 18, 2005

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K is the transcript of IBM’s Chief Financial Officer Mark Loughridge’s second quarter earnings presentation to securities analyst on July 18, 2005.  Attachment II are the charts for such presentation and certain reconciliation and other information.  All of the information in Attachment I and II is hereby filed except for the information set forth below, which is furnished but not filed.

Attachment I (Transcript)

The following statements on Page 3:

“Without PC’s IBM revenue was up 6 percent, and up 4 percent at constant currency.”

“IBM’s pre-tax income was $2.6 billion. “

The following statements on Page 5:

“but up 6 percent without PC’s.  Without PC’s, revenue was up 4 percent at constant currency.”

“Without the PC business, hardware was up 5 percent, and up 4 percent at constant currency.”

The following statement on Page 6:  “China, Russia, India and Brazil, together grew 23 percent in the second quarter without PC’s.”

The following statements on Page 8:

“Without PC’s, the margin was 40.6 percent, up nine tenths of a point as compared to last year’s margin without PC’s.”

“but was down a half a point without PC’s.”

The following statement on Page 10:  “Without these non-recurring items, IBM’s tax rate for the quarter is 30 percent which is consistent with our estimated full year effective tax rate.”

The following statements on Page 11:

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“Excluding the three non-recurring items, expense was up 4 percent.”

“Without PC results, and the non-recurring items, expense-to-revenue increased 2 tenths of a point.”

“Retirement-related plans, both pension and health, were a year-to-year hurt of $263 million, net of $64 million of special termination benefits charged to the non- recurring items.”

“We told you earlier this year that the full year-to-year impact of pension alone will be approximately one billion dollars.”

“Partially offsetting this pension impact, total equity compensation, including the cost for restricted stock units and performance based awards, was down $131 million year-to-year.”

The following statement on Page 17:

“The segment had a pre-tax loss of $93 million; however without the impact of incremental restructuring, pre-tax income was $1.1 billion, up 18 percent year-to-year.”

The following statement on Page 19:

“while pre-tax margin excluding incremental restructuring charges improved eight-tenths of a point.”

Attachment II (Charts)

In the chart on Page 4 (IBM FINANCIAL SUMMARY), the data in the final column (IBM Results without Non-Recurring Items) for the rows identified as “Expense”, “PTI”, “Tax Rate” and “Net Income.”

In the chart on Page 5 (IBM FINANCIAL SUMMARY EXCLUDING PC RESULTS):

• the data in the first column (IBM Results without Non-Recurring Items) for the rows identified as “Expense”, “PTI” and “Net Income.”

• all the data in the second column (Less PC Results)

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• all the data in the final column (IBM Results on an Ongoing Basis) except the information in the rows for “EPS” and “Yr/Yr%”.

In the chart on Page 6 (IBM REVENUE), all the data in the two rows identified as “w/o PC”.

In the chart on Page 7 (IBM GEOGRAPHIC REVENUE), all the data in the final column (@ CC w/o PC).

In the chart on Page 8 (IBM REVENUE - KEY INDUSTRY SALES UNITS), all the data in the final column (w/o PC Yr/Yr).

In the chart on Page 9 (IBM GROSS PROFIT MARGIN), all the data in the two rows identified as “w/o PC”.

In the chart on Page 11 (IBM EXPENSE SUMMARY):

•                                          the data in the two columns under “w/o Non-Recurring Items” for the row identified as “SG&A”

•                                          the data in the column identified as “2Q05” under “w/o Non-Recurring Items” for the row identified as “Other Income and Expense”

•                                          the data in the two columns under “w/o Non-Recurring Items” for the row identified as “Total Expense and Other Income”

•                                          all the data in the two rows identified as “w/o PCs”.

•                                          the data in the two columns under “w/o Non-Recurring Items” for the row identified as “E/R%”

In the chart on Page 14 (IBM SEGMENT RESULTS), all the data in the rows identified as “PTI w/o Non-Recurring” and “PTI Margin w/o Non-Recurring”.

In the chart on Page 15 (GLOBAL SERVICES), all the data in the row identified as “PTI Margin w/o lncr Restructuring”.

“The charts on S-1 (PC RESULTS), S-2 (EQUITY-BASED COMPENSATION), S-12 (RECONCILIATION OF INCREASE IN PENSION EXPENSE) and S-13 (RECONCILIATION OF EMERGING GROWTH COUNTRIES).”

4

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 19, 2005

By:

/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

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Attachment I

INTRODUCTION

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  Here with me today is Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our second quarter earnings presentation.

At this time, the opening page of the presentation should have automatically loaded, and you should be on Chart 1, the title page.

We have introduced a new capability this quarter, designed to make it easier for you to follow along.  Charts for today’s presentation will be synchronized to Mark’s comments.  So the charts will automatically advance as we move through the presentation.  If you prefer to manually control the charts, at any time you can un-check the synchronize button on the left of the presentation.  We hope you find this helpful.

In roughly an hour, you will be able to link to the prepared remarks using a link found at the bottom of the presentation window.

As always, a replay of this webcast will be available on our Investor Relations website by this time tomorrow.

This presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.

All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K to be filed with the SEC immediately following this call.

Now, please click on the Next button and move to Chart 2.

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company’s filing with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

For those of you who are manually controlling the charts, please click again on the Next button for Chart 3.

Now, let me turn the call over to Mark Loughridge.

OPENING REMARKS

We accomplished a lot this quarter.

We completed the sale of our PC business to Lenovo.

We executed restructuring actions – designed to improve efficiencies and strengthen our client-facing operations.

We settled some longstanding issues with Microsoft.

And, we implemented many actions across our brand and sales teams designed to improve operational performance.  We outlined these actions in some detail in our May 20 investor meeting.

Most importantly, we maintained our focus on delivering value to our clients, addressed execution issues, and posted improved results.  When we get into the details, you’ll see that —

We saw good demand for our services business, as demonstrated by our signings performance.

We had notably strong performance across our Power5 server brands, and our key middleware products.

Growth initiatives, including Business Performance Transformation Services and emerging countries, continued at a solid pace.

And, our cash and balance sheet remains strong.

There is a lot to digest in this earnings report.  So, I am going to spend more time on our call this quarter to describe the non-recurring actions, and underlying performance of our businesses.  We’ll break down our results into three important views - -

First, we will start with reported results.

Then, we’ll lay out the financial impact of the three non-recurring items I just mentioned, to present our results excluding these items.  This is the view of the business consistent with analysts’ estimates in First Call.

Finally, we’ll present our income statement excluding our now divested PC results.

Let’s move on to the numbers.  Please turn to Chart 4.

IBM RESULTS

For the second quarter, as reported:

We delivered $22.3 billion in revenue, which was down 4 percent as reported, and down 6 percent at constant currency.  Without PC’s IBM revenue was up 6 percent, and up 4 percent at constant currency.

Our pre-tax income was $2.7 billion, up 10 percent over second quarter of last year.

And we delivered $1.14 of earnings per share, which was a 13 percent improvement over last year’s second quarter.

As I just mentioned, there are three non-recurring items included in these reported results.  The items are:

First, a $1.1 billion gain on the sale of our PC business to Lenovo;

Second, an incremental charge of $1.7 billion for restructuring actions, and,

Third, a $775 million settlement of certain antitrust claims with Microsoft.

I’ll provide more detail on these items when I discuss expense.

Excluding these three items —

IBM’s pre-tax income was $2.6 billion.

And we delivered $1.12 of earnings per share, up 11 percent.

Now, let me move on to show the impact of our PC business.  Please turn to Chart 5.

PC RESULTS

The closing for the sale of IBM’s PC business to Lenovo was held on April 30.  IBM’s reported results, therefore, include operational performance of IBM’s PC business for one month, as compared to three months in the second quarter of 2004.  In order to show IBM’s results on a comparable basis year-to-year, and to best present our ongoing operational performance, we have included a view of the performance excluding the PC results.

These PC results represent the activity that will no longer be included in IBM’s reported results post-divestiture.  The PC results reflect the PC segment, excluding inter-company and allocated activity.  The details and description of the PC results are included in our supplemental charts.

Looking forward, IBM’s financial profile improves without the PC business.  We eliminate the volatility associated with the cyclical PC business, and we divest of a lower margin commoditizing business.

Now, let’s move on to revenue, Chart 6.

REVENUE - BRAND

Total Revenue in the second quarter was down 4 percent year-to-year as reported, but up 6 percent without PC’s.  Without PC’s, revenue was up 4 percent at constant currency.

Global Services, which this quarter represented over 50 percent of IBM’s revenue, was up 6 percent year-to-year as reported, and up 4 percent at constant currency.

An improvement in short term signings accelerated the growth rate of BCS.  Our strategic outsourcing signings were up significantly year-to-year, which will provide a benefit over the longer term.

Hardware revenue was down 25 percent as reported.  But, as we just discussed, this included one month of PC’s as compared to three months in second quarter of 2004.  Without the PC business, hardware was up 5 percent, and up 4 percent at constant currency.

We had double-digit growth in pSeries, iSeries, xSeries, and storage.

This strong performance was offset by an expected decline in zSeries, as customers anticipated a new product announcement.

Software revenue grew 10 percent as reported, and 7 percent at constant currency.

You’ll recall that the second quarter of 2004 was a challenging environment for the software industry.

This year, we had especially strong performance in the Americas.

Global Financing revenue was down 4 percent as reported, or 7 percent at constant currency, driven by a continued decline in the asset base and yields.

Now let’s turn to revenue by geography, Chart 7.

REVENUE — GEOGRAPHIC

Our geographic performance was also affected by the divestiture of PC revenue.  I’ll focus my comments on the results without the PC’s.

Looking at the major geographies —

Americas had the strongest performance without the benefit of currency, with good growth in the US, Latin America and Canada.

Performance in the Americas, and especially the US, was driven by solid execution, resulting in market share gains in key segments.

Growth in Europe improved without the benefit of currency.

Western Europe was the focus of our resource actions this quarter, and the sales teams managed through these distractions to help deliver 4 percent growth at constant currency in the geography.

You’ll recall that last quarter we identified a few large countries with declining revenues, including Germany, France, and Italy.  This quarter, the revenue performance in these countries collectively improved, though still declined year-to-year at constant currency.

In Asia Pacific, several regions turned in excellent results.

The ASEAN region, China, and Australia/New Zealand all grew by double-digits at constant currency.

Japan, which represents almost 60 percent of the Asia Pacific revenue base, declined at constant currency in a soft economic environment.

Across all of these geographies, we continued our pattern of very strong growth in emerging countries.

China, Russia, India and Brazil, together grew 23 percent in the second quarter without PC’s.  We’ll continue to shift investment to these geographies to better address these important markets.

Now let’s turn to revenue by customer set, Chart 8.

REVENUE — INDUSTRY SECTOR

This chart reflects our five worldwide industry sectors, as well as our Small and Medium Business customers.  It excludes our OEM business.

While this is an important view of our business, in the interest of time, I’ll focus on a few highlights.

We had particular strength in SMB, excluding the impact of PC’s, as IBM continued to focus on the growing opportunity in the mid-market.  We continued to leverage our Express portfolio, which includes new services offerings announced in the first half.  With our strong partner network of ISV’s, we are delivering unique business solutions for this customer set.

This quarter, we had slower growth in our financial services sector, due in part to a slowdown in zSeries sales as customers awaited our new product announcement.

Overall, our performance this quarter again indicates that clients increasingly are recognizing the value of IBM’s unique industry-specific capabilities, and shifting from point-product sales to solutions.

Now please click on the Next button for Chart 9, and we’ll discuss our gross profit.

GROSS PROFIT MARGIN

Gross profit margin in the second quarter was 39.4 percent, up 3 points year-to-year.  Without PC’s, the margin was 40.6 percent, up nine tenths of a point as compared to last year’s margin without PC’s.

Global Services gross profit margin was up 1.7 points year-to-year, and also up sequentially.  I’ll discuss the margin dynamics for services later in the presentation.

Hardware gross profit margin improved almost 5 points year-to-year, but was down a half a point without PC’s.  The decline was driven primarily by a mix shift as customers await our new zSeries announcement.

In Software, where revenue grew double digits, gross profit margin improved 5 tenths of a point.

Global Financing gross profit margin was down almost seven points, driven by declining financing margins primarily due to the changing short term interest rate environment.  As we’ve discussed in the past, this business is more appropriately measured on Return on Equity.  This quarter, Global Financing’s Return on Equity was 27 percent.

Now, turn to Chart 10, and we’ll get into expense.

NON-RECURRING ITEMS

Before discussing the expense dynamics, I’ll take a minute to describe the three non-recurring items which have all been previously announced.

First, on April 30, we closed the sale of our PC business to Lenovo.  IBM received about $1.2 billion in cash and equity, and also transferred over 500 million in net liabilities to Lenovo for total consideration of about one billion, seven hundred and twenty five million dollars.  This transaction resulted in a net pre-tax gain of $1.1 billion, which is recorded in Other Income and Expense.

The second non-recurring item is our restructuring action, which we announced and described to you on May 5.  As I mentioned earlier, the actions are designed to improve IBM’s operating efficiencies, and strengthen our client facing operations.  Let me give you a brief update –

We will eliminate approximately 14,500 positions, in addition to the normal level of workforce reductions.  About 70 percent will be in Europe.  This is slightly higher than the range we provided in early May, due to good acceptance of the voluntary programs in Europe.

Separations started at the end of June, and as of July 15, we’ve had about 8,000 people leave the business.

We booked an incremental pre-tax charge of $1.7 billion.  This is in addition to normal rebalancing activity, which has averaged about $85 million over the last four quarters.

The charge includes costs associated with the resource separation, as well as over $200 million in real estate charges.

These actions are expected to yield savings of approximately $500 million in the second half of the year, and 1.3 billion in 2006.  While approximately 50 percent of the resources have already departed, the second half cost reductions will skew more toward the fourth quarter.  The actions will result in a more competitive cost structure, provide more pricing flexibility, and allow us to better deal with escalating labor costs, such as pension.

These two actions, the sale of our PC business, and restructuring actions, are designed to improve our competitiveness and support our longer term objectives of double-digit earnings per share growth.

The third non-recurring item is the proceeds associated with our settlement of certain antitrust issues with Microsoft.  The agreement was reached on June 30.  We have booked a one time gain of $775 million to Other Income and Expense.  In addition, IBM has received $75 million in credits, which may be used against internal deployments of Microsoft software at IBM over the next three years.

Let me comment on the tax rate impact of these three non-recurring items.  As reported, our tax rate is 32.3 percent because the tax effect of each of these non-recurring items is calculated separately in determining our tax rate for the quarter.  Without these non-recurring items, IBM’s tax rate for the quarter is 30 percent which is consistent with our estimated full year effective tax rate.

Now please go to Chart 11, and we’ll continue the expense discussion.

EXPENSE SUMMARY

Total Expense and Other Income grew 2 percent in the second quarter, as reported.  Excluding the three non-recurring items, expense was up 4 percent.

Without PC results, and the non-recurring items, expense-to-revenue increased 2 tenths of a point.

In addition to the three non-recurring items, there are a few other items, both in cost and expense, that materially impacted earnings growth.

Retirement-related plans, both pension and health, were a year-to-year hurt of $263 million, net of $64 million of special termination benefits charged to the non- recurring items.

We told you earlier this year that the full year-to-year impact of pension alone will be approximately one billion dollars.

Partially offsetting this pension impact, total equity compensation, including the cost for restricted stock units and performance based awards, was down $131 million year-to-year.

This excludes a one-time reduction of $12 million, associated with resource reductions for the PC sale and restructuring actions.

We’ve included additional information on our equity compensation in the supplemental charts.

IP income was down $144 million from the second quarter of last year to $288 million.

There were no significant transactions in the quarter, while last year we had one large transaction for approximately $200 million with AMCC.

Before I move on, let me comment on currency.

The US dollar has generally strengthened since year-end, especially against the European currencies, although it remains weaker on a year-over-year basis.  IBM hedges its major currency exposures and, as a result, partially mitigates the effect of currency volatility in the current period.  The impact of these hedging programs is principally reflected in Other Income and Expense, as well as cost of goods sold.

I’m not going to predict future currency moves, but at current spot rates currency will hurt revenue growth, and to a lesser extent earnings in the second half of the year.  Over an extended period of time, a stronger US dollar negatively impacts IBM’s revenue and earnings.

The supplemental chart at the end of the presentation benchmarks currency’s potential future impact on revenue, assuming Friday’s exchange rates.

Now let’s turn to Cash Flow, Chart 12.

CASH FLOW

We had strong cash flow from operations, excluding the funding of our US pension plan.

This Cash Flow Analysis chart has one primary difference from the FAS 95 format, which is included in our supplemental charts.  It considers our Global Financing Receivables as an investment to generate profit, not as Working Capital that should be minimized for efficiency.

Year-to-date, Net Cash Provided from Operations, excluding the change in Global Financing Receivables, was $1.5 billion, down $2 billion from last year.

You will recall that we funded $1.7 billion in US pension contributions in the first quarter.

We also sold our PC business which we estimate had a negative impact on working capital.

These impacts to cash flow were partially offset by continued improvement in accounts receivable.  Receivable collections continued to improve and aged receivables also continued to decline year-over-year.

Total inventory increased less than $100 million year-to-year.  Adjusted for the sale of our PC business, inventory was flat quarter-to-quarter, and increased approximately 300 million year-to-year due to new product transitions and the continued ramp up of our 300 millimeter fab.

Turning to our use of cash for investments:

Net Capital Expenditures were approximately $2 billion year-to-date, an increase of $289 million year-to-year primarily due to lower asset sales.

Let me make a subtotal here since many investors look at cash flow after Capital Expenditures.  We had a cash use of about $600 million, $2.3 billion ahead of last year’s spending.

We spent approximately $1.1 billion on acquisitions year-to-date, primarily for the second quarter acquisition of Ascential.

And we had net proceeds from divestitures of about $500 million driven by the sale of the personal computer division.

We returned $5.8 billion to investors year-to-date, an increase of $2 billion year-to-year.

$5.2 billion of this was through share repurchase.

We bought back over 57 million shares year-to-date, and average diluted shares stood at 1.6 billion, down 4.4 percent from a year ago.

We have approximately $3.7 billion remaining from our last Board authorization as of June 30.

While share buyback remains an important element of our financial model, you should not expect the first half spending level to continue for the rest of the year.

Finally, through the second quarter, we paid out $615 million in dividends.

Now, please turn to Chart 13, and we’ll discuss the Balance Sheet.

BALANCE SHEET

Our balance sheet remains strong through the first half of 2005.

Our cash on hand was $8.7 billion, up approximately $500 million year-to-year, despite our increase in the share repurchase program, and our increased pension funding.

Eighty-eight percent of our total debt of $24 billion was driven by our Global Financing business, and Global Financing was leveraged at an appropriate 6.7 to 1.

The remaining non-financing debt level was about $2.8 billion, which is driven primarily by the seasonality of cash generation of our business, and our first half investments.

Non Global Financing debt-to-capital was 9.5 percent.

Let me give you an update on our analysis of the Homeland repatriation opportunity. We continue our evaluation process and are working to maximize the benefit. Previously, we have told our investors that we may repatriate up to approximately $8 billion this year. We are still evaluating our options and are working to increase the repatriation amount to approximately $9 billion. When we complete the analysis, and our board approves the plan, we will record a tax charge of approximately $450 million.  In any case, it’s a second half event.

Our Balance Sheet remains very strong and we are well positioned to capitalize on future opportunities and meet our cash needs.

Please move on to Chart 14.

SEGMENT PERFORMANCE

Before getting into the individual brand performance, I’d like to comment on our segment results.  This quarter, we have implemented two changes to our reported segments.

First, equity compensation is recorded to the appropriate segments.

Second, the segments reflect our new management structure.  Following the sale of the PC business to Lenovo, Retail Store Solutions and Printing Systems were moved to the Systems and Technology Group.  As a result, the Personal Computing Division is reported as a standalone business.

The reported segments also include the incremental restructuring charges for activities directly managed by the segment.  The restructuring activity that is not managed by a segment, the gain on PC sale, and the Microsoft settlement, are recorded above the segment level.

This chart presents a view of the segments excluding these non-recurring items.

Now, let’s turn to the segments, starting with Global Services.

GLOBAL SERVICES

Global Services delivered revenue of $12 billion, growing 6 percent as reported, or 4 percent at constant currency.  The segment had a pre-tax loss of $93 million; however without the impact of incremental restructuring, pre-tax income was $1.1 billion, up 18 percent year-to-year.

Signings for Services this quarter were $15.5 billion at spot rates, or $14.6 billion at constant currency.  This was up 45 percent year-to-year, and reversed six quarters of declining growth rates.  We signed 18 deals larger than $100 million, three of which were Business Transformation Outsourcing wins.

The largest of these was a $1.6 billion Business Performance Transformation Services win with NiSource.  I’ll come back to this in a minute.

Including Strategic Outsourcing, BCS, ITS Services and Maintenance, the ending balance of our backlog is estimated at $113 billion, up 3 billion from the end of last quarter.

Turning to the three major businesses —

Strategic Outsourcing revenue, which was about 40 percent of Global Services, was up 5 percent.

As I told you last quarter we continued to see a slowdown in strategic outsourcing revenue growth due to the cumulative effect of lower signings, starting last year and through the first quarter.

In the second quarter, we had strong SO signings performance, with triple-digit year-to-year growth in both the Americas and EMEA.  We continued our focus on pipeline development, and are pleased with our progress in converting the pipeline to signings this quarter.  Though these signings do not necessarily translate immediately to revenue growth, they provide substantial benefits over longer periods of time.

Excluding maintenance, Integrated Technology Services was up 5 percent as reported.

ITS signings this quarter were up 6 percent, and we were successful in correcting many of the short term signings issues we saw in the first quarter, although we continued to see some weakness in EMEA and Japan.

Business Consulting Services grew 9 percent year-to-year.  This was a significant turnaround from first quarter, and was led by strong year-to-year growth in the Americas and EMEA, with EMEA showing double-digit year-to-year growth, as reported.

Business Consulting Services signings were up 30 percent over last year, with C&SI up 4 percent led by double-digit growth in our commercial business, which excludes US Federal.  BTO signings, which includes transformational consulting and business process operations, almost tripled.  As I mentioned earlier, three of our deals over $100 million were in BTO.

Our Consulting and Systems Integration business had a strong quarter.

Utilization continued to improve to record levels –

Pricing trends remain stable to improving –

And voluntary attrition was down year-to-year and remains well below what we believe are industry benchmarks.

Our Business Transformation Outsourcing business, included in our offerings to address the BPTS opportunity, continues to show strong growth year-to-year.

Before I turn to margin, let me spend a minute on a significant Business Performance Transformation Services win.

This quarter we signed a $1.6 billion deal with NiSource, where we will operate a broad range of business support functions, including processes within the areas of human resources, finance and accounting, supply chain, customer contact, meter-to-cash, and information technology.  Because the NiSource contract includes both Business Process activity and the associated IT Infrastructure, it will contribute to signings and revenue growth within both BCS and strategic outsourcing.

BTO, and the associated IT infrastructure makes up the largest part of our BPTS revenue.  Other elements include the Strategy and Change practice in BCS, E&TS and business performance software.  Through the first half, we had BPTS revenue of over $1.8 billion, up more than 30 percent year-to-year.

Turning to margin, Global Services gross margin improved 1.7 points year-to-year, while pre-tax margin excluding incremental restructuring charges improved eight-tenths of a point.

The year-to-year improvement in pre-tax margin was primarily driven by a better contract profile, and by improved revenue growth and utilization within BCS.

Since Global Services is primarily a resource-based business, services margins are more impacted by increasing pension expense.  This is partially mitigated by equity compensation improvements.

So in summary, Global Services –

Grew both Long and Short Term signings,

Improved revenue growth within Business Consulting Services,

Improved its segment pretax income margin, and

Continued its success in addressing the BPTS opportunity.

Please turn to Chart 16, Systems and Technology.

SYSTEMS AND TECHNOLOGY

Systems and Technology Group revenue of $4.9 billion grew 5 percent year-to-year, or 3 percent at constant currency, on the strength of our Power5 platforms and Engineering and Technology Services.

zSeries revenue declined 24 percent year-to-year as we approach the end of what has been a long product cycle and we wrap around on last year’s strong performance.

MIPS shipments this quarter were down year-to-year 19 percent, however new workloads on the platform continued to grow.  This quarter we had particularly strong growth in Java workloads.

The zSeries’ unique security, integration, and workload management capabilities will be extended even further in IBM’s new zSeries which will be announced next week for availability in mid-September.

iSeries revenue grew 10 percent year-to-year, driven by demand for the high end of our Power5 based products.

Results continue to improve as more ISV’s and customers commit to the new Power5-based offerings.

pSeries servers had an outstanding quarter, posting growth of 36 percent.

This strong performance was broad-based, with unit growth throughout the product line and we had double-digit revenue growth in all three geographies.

This impressive growth is further evidence that the strategy that emerged with POWER4 in 2000 is working, customers recognize the strength and leadership of the Power architecture.  Customers’ continued focus on price and price/performance plays very well to our strengths.

We expect solid share gains in the Unix market when external share results are reported continuing the pSeries momentum.

xSeries server revenue grew 11 percent year-to-year, or 14 percent sequentially.

xSeries high-end revenue was strong on 4-way racks after our first quarter transition, however it was impacted by the 8-way introduction late in the quarter.

Our momentum in Blades remains strong with revenue growth of over 65 percent year-to-year.  Blades represents nearly one-fifth of our xSeries revenue.

IBM Total Storage delivered strong year-to-year growth of 19 percent, as we completed the product transition to our new disk offerings started in first quarter.

External disk and SAN products grew 16 percent, tape grew 28 percent year-to-year, and storage virtualization sales have grown to over 1,200 licenses since inception.

True virtualization software removes the required linkage between storage software and hardware, giving customers additional choices and avoiding vendor lock-in.

These results validate the customer need for complete, end-to-end, information on demand solutions.

When the data becomes available, we believe we will have gained share again in the external disk and tape markets.

Microelectronics revenue declined 5 percent year-to-year, as we positioned ourselves for delivery of game processors in the second half.  We continue to focus on the growth and profitability in the underlying business, while capitalizing on the upcoming game chip opportunity.

Engineering and Technology Services revenue grew 37 percent year-to-year.

E&TS represents a unique opportunity for IBM to leverage its deep capabilities, expertise and assets in engineering design to benefit customer engineering and R&D processes.

In the second quarter we signed a deal with Mercury Computer to utilize Cell technology to run image-specific applications up to 10 times faster than present processors.  This BPTS deal leverages the Cell processor platform outside the gaming device market and into new products targeted at the medical imaging, industrial inspection, telecommunications and other industries.

E&TS is an important component of our BPTS portfolio of offerings.

Please turn to Chart 17, Software.

SOFTWARE

Software, at $3.8 billion, was up 10 percent year-to-year, 7 percent at constant currency.

Total middleware grew 11 percent.  There was strong growth in many of our strategic offerings as evidenced by branded Middleware growth of 17 percent.  Other middleware, which represents 38 percent of total middleware, was up 2 percent.

Operating Systems were up 3 percent.

Software demand was strong overall with particular strength in the Americas and Asia.  In these geographies we saw good demand in both large and small deals however growth in Europe lagged the other geographies.

The WebSphere family of software grew 18 percent for the quarter.

WebSphere Portal and WebSphere Application Server software grew 36 percent and 24 percent year-to-year, respectively.  We believe we gained share in the second quarter, and we continue to extend our market leading position over our nearest competitor.

Information Management software grew 15 percent.

Our DB2 database family of software had strong growth of 14 percent year-to-year in the quarter, with double-digit growth on both host and distributed platforms.

We offer customers the broadest range of information management solutions in the industry, ranging from databases to content management to business intelligence to data integration software.  We continue to build upon and enhance these offerings.

This quarter, we concluded our acquisition of Ascential Software, a leader in enterprise data integration which enhances our capabilities to integrate applications and business information.

We believe we gained share in Information Management.

Lotus software was up 17 percent year-to-year.

Notes growth accelerated in the second quarter, driven by new license sales and renewals.  The introduction of Lotus Workplace software has reinforced our customers’ commitment to this platform.  This has led to strong growth in Notes, and Workplace revenue has more than doubled year-over-year from a small base.  We believe we gained share in this marketplace in the second quarter.

Rational software was up 8 percent, with particular strength in Asia.

However, similar to some of our competitors in the tools market, we experienced weakness in EMEA.

Tivoli Software was up 28 percent, and again we believe we gained share.

Tivoli delivered strong revenue growth across the security, storage, and automation software businesses.  As I mentioned in the hardware discussion, customer adoption of our virtualization technologies is continuing to gain traction.

In June we announced our intent to acquire Isogon Corporation, a leading provider of software asset management solutions, including technology that manages licenses for software running on mainframe computers.  We expect to close in July.

We continue to invest in our software portfolio both through internal development and complementary acquisitions.  Our investments have led to strong acceptance of our key middleware products.

Overall, we believe we gained share in middleware in the second quarter.

Now please click on the Next button, and I’ll wrap up.

CLOSING REMARKS

The global economy continues to expand at a moderate pace, despite some weak economic indicators.

The expansion is led by the Americas and emerging countries in Asia and Eastern Europe, while growth in Western Europe continues to lag.

Our results generally align with these trends, and we have been shifting our investments to capitalize on the areas where we see the best opportunity.

In the second quarter, we had several areas of strength, as we apply innovation and integration to help customers to transform their business.  We had —

Services signings of over $14 billion,

Strong growth in our Power5 servers, and key middleware products.

Americas’ had solid execution in a good environment.

Business Consulting Services improved substantially, especially in Europe.

Our SMB organization growth accelerated, even after divesting of the PC business.

And, Business Performance Transformation Services grew over 30 percent year-to-date, with a number of key wins that will yield benefit over time.

Still there are some areas that have an opportunity for improvement —

Western Europe, especially Germany, Italy and France, along with Japan continue to under perform in a challenging economic environment.

As I said in my opening, we accomplished a lot this quarter, including actions that have more lasting implications.

We completed the sale of our PC business, allowing us to focus on higher-value solutions, and improve our financial profile.

And we implemented a restructuring, which will yield a streamlined management system in Europe, a more globally integrated business, and more competitive cost structure.

With the benefit of these actions, and a steady economic environment, the analysts’ average estimates for earnings per share for the second half remain reasonable.  This, of course, excludes any potential impact from Homeland repatriation.

Our strategies, our investments, and our actions are designed to deliver on our business model, and best position us for the longer term.  Looking forward, we remain committed to our longer-term model to deliver double-digit earnings per share growth.

Now, Patricia and I will take your questions.

CLOSING

Thanks, Mark.

Before we begin the Q&A let me comment on two items.

First, as always, we have a few supplemental charts at the end of the chart deck that were not part of Mark’s prepared remarks.  In addition to our standard supplemental charts, we’ve included information on our PC results, and equity compensation.  Don’t forget to turn off the slide synchronization to freely navigate within the presentation.

Second, please refrain from multi-part questions.  This will allow us to take questions from more callers.

OK operator, let’s open it up for questions.

ATTACHMENT II

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-4-

IBM FINANCIAL SUMMARY

Continuing Operations ($B except EPS)	IBM As Rptd	Non-Recurring Items: PC Gain	Non-Recurring Items: Incremental Restructuring Charge	Non-Recurring Items: Microsoft Settlement	IBM Results without Non-Recurring Items
Revenue	22.3				22.3
Yr/Yr%	(4%)				(4%)
Yr/Yr% excl. PC	6%				6%
Cost	13.5				13.5
GP%	39.4%				39.4%
Expense	6.0	(1.1)	1.7	(0.8)	6.2
PTI	2.7	1.1	(1.7)	0.8	2.6
Tax Rate	32.3%	33.1%	32.4%	39.0%	30.0%
Net Income	1.9	0.7	(1.2)	0.5	1.8
EPS	$1.14	$0.45	($0.72)	$0.29	$1.12
Yr/Yr%	13%				11%

May not add due to rounding

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GLOBAL SERVICES

Revenue $12.0B, +6%; 4% @CC

IGS WW Contract Signings
($B)
20
15
10
5
0
10.5
4.9
11.4
5.9
5.4
5.1
5.1
5.0
5.1
4.6
7.2
5.5
5.4
4.6
9.2
5.4
3Q03
4Q03
1Q04
2Q04
3Q04
4Q04
1Q05
2Q05
Longer-Term
Shorter-Term

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SOFTWARE

Revenue $3.8B, +10%; 7% @CC

Total Software
Yr/Yr
Yr/Yr
OS
3%
Middleware
Key Brands
17%
Middleware
11%
Other
2%

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IBM 2Q 2005 Earnings Presentation

July 2005

1

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

2

OPENING REMARKS

•                  Key Accomplishments

•                  Operational Performance

•                  PC Sale

•                  Restructuring Actions

•                  Microsoft Settlement

•                  2Q Performance Highlights

•                  Services Signings

•                  Power5-based Servers and Storage

•                  Key Middleware

•                  Growth Initiatives

•                  Cash & Balance Sheet

3

IBM FINANCIAL SUMMARY

		Non-Recurring Items			IBM Results
Continuing	IBM		Incremental		without
Operations	As	PC	Restructuring	Microsoft	Non-Recurring
($B except EPS)	Rptd	Gain	Charge	Settlement	Items
Revenue	22.3				22.3
Yr/Yr%	(4)%				(4)%
Yr/Yr% excl. PC	6%				6%

Cost	13.5				13.5
GP%	39.4%				39.4%
Expense	6.0	(1.1)	1.7	(0.8)	6.2
PTI	2.7	1.1	(1.7)	0.8	2.6
Tax Rate	32.3%	33.1%	32.4%	39.0%	30.0%
Net Income	1.9	0.7	(1.2)	0.5	1.8

EPS	$1.14	$0.45	$(0.72)	$0.29	$1.12
Yr/Yr%	13%				11%

May not add due to rounding

4

IBM FINANCIAL SUMMARY

EXCLUDING PC RESULTS

	IBM Results
	without		IBM Results
	Non-Recurring	Less:	on an
($B except EPS)	Items	PC Results	Ongoing Basis
Revenue	22.3	0.6	21.7
Yr/Yr%	(4)%		6%
Yr/Yr% @CC	(6)%		4%

Cost	13.5	0.6	12.9
GP%	39.4%	(9)%	40.6%
Expense	6.2	0.1	6.1
PTI	2.6	(0.1)	2.7
Net Income	1.8		1.9

EPS	$1.12		$1.18
Yr/Yr%	11%		18%

May not add due to rounding

5

IBM REVENUE

		B/(W) Yr/Yr			B/(W) Yr/Yr
($B)	1Q05	Rptd	@CC	2Q05	Rptd	@CC
Global Services	11.7	6%	3%	12.0	6%	4%
Hardware	6.7	—	(2)%	5.6	(25)%	(27)%
w/o PC	4.4	2%	(1)%	5.0	5%	4%
Software	3.6	2%	—	3.8	10%	7%
Global Financing	0.6	(12)%	(15)%	0.6	(4)%	(7)%
Enterprise Inv./Other	0.3	15%	12%	0.3	(3)%	(5)%

IBM	22.9	3%	1%	22.3	(4)%	(6)%
w/o PC	20.6	4%	1%	21.7	6%	4%

6

IBM GEOGRAPHIC REVENUE

		B/(W) Yr/Yr			B/(W) Yr/Yr
							@CC
($B)	1Q05	Rptd	@CC	2Q05	Rptd	@CC	w/o PC

Americas	9.3	2%	1%	9.4	(3)%	(4)%	5%
Europe/ME/A	7.7	7%	2%	7.5	—	(4)%	4%
Asia Pacific	5.2	1%	(2)%	4.6	(10)%	(13)%	2%
OEM	0.7	3%	3%	0.7	—	—	—

IBM	22.9	3%	1%	22.3	(4)%	(6)%	4%

•                  Continued strong growth in emerging countries without PC

7

IBM REVENUE - KEY INDUSTRY SALES UNITS

		B/(W) Yr/Yr			B/(W) Yr/Yr		w/o PC
($B)	1Q05	Rptd	@CC	2Q05	Rptd	@CC	Yr/Yr

Financial Services	5.7	4%	1%	5.8	(3)%	(5)%	1%
Public	3.4	4%	1%	3.5	2%	—	12%
Industrial	3.0	(1)%	(4)%	2.9	(5)%	(8)%	1%
Distribution	2.2	5%	2%	2.2	7%	4%	14%
Communications	2.1	1%	(1)%	2.1	—	(3)%	4%

Small / Medium	5.1	7%	4%	4.3	(14)%	(16)%	12%

All Sectors	22.3	3%	1%	21.7	(3)%	(6)%	7%

8

IBM GROSS PROFIT MARGIN

		B/(W)			B/(W)
	1Q05	Yr/Yr Pts		2Q05	Yr/Yr Pts
Global Services	24.3%	0.6	pts	26.1%	1.7	pts
Hardware	27.5%	1.0	pts	33.9%	4.9	pts
w/o PC	35.3%	0.1	pts	38.7%	(0.5	)pts
Software	86.4%	0.5	pts	86.7%	0.5	pts
Global Financing	54.2%	(6.3	)pts	52.6%	(6.8	)pts
Enterprise Inv./Other	52.5%	13.0	pts	43.8%	(2.6	)pts

IBM	36.0%	0.4	pts	39.4%	3.0	pts
w/o PC	38.7%	0.1	pts	40.6%	0.9	pts

9

NON-RECURRING ITEMS

			Pre-Tax
			($B)

PC Sale Gain			1.1

Incremental Restructuring Action			(1.7)
• Workforce Reduction	$1.5	B
Real Estate	0.2	B
• Approx. 14,500 resources, over 70% in Europe
• About 50% exits as of July 15
• Cost / Expense Savings
• 2H 2005 = $500M
• FY 2006 = $1.3B
• Improves competitiveness

Microsoft Settlement			0.8
• $75M credit for future use

10

IBM EXPENSE SUMMARY

	As Reported			Non-	w/o Non- Recurring Items
($B)	2Q05	B/(W) Yr/Yr		Recurring Items	2Q05	B/(W) Yr/Yr
SG&A	6.5	(35)%		1.5	5.0	(4)%
RD&E	1.5	—		—	1.5	—
IP and Custom Dev. Income	(0.3)	(33)%		—	(0.3)	(33)%
Other Income and Expense	(1.7)	nm		(1.6)	(0.1)	nm
Interest Expense	0.1	nm		—	0.1	nm

Total Expense and Other	6.0	(2)%		(0.1)	6.2	(4)%
Income
w/o PCs	6.0	(5)%			6.1	(7)%

E/R%	27.1%	(1.5	)pts		27.7%	(2.1	)pts
w/o PCs	27.4%	0.4	Pts		28.0%	(0.2	)pts

nm = not meaningful

May not add due to rounding

11

IBM CASH FLOW ANALYSIS

($B)	1H04	FY04	1H05

Net Cash from Operations (Cont. Ops.)	7.4	15.3	5.2
Less: GF Accounts Receivable	4.0	2.5	3.8
Net Cash from Operations (Cont. Ops.), excl. GF Rec.	3.5	12.9	1.5
Investing Activities
Capital Expenditures, Net	(1.7)	(3.7)	(2.0)
GF A/R	4.0	2.5	3.8
GF Debt	(1.5)	(1.7)	(0.5)
Net GF Debt to A/R	2.4	0.7	3.3
Acquisitions	(0.8)	(1.7)	(1.1)
Divestitures	0.0	0.0	0.5
Return to Shareholders
Share Repurchase	(3.1)	(7.1)	(5.2)
Dividends	(0.6)	(1.2)	(0.6)
Change in Non-GF Debt	0.1	0.7	1.7
Other	0.8	2.5	0.0
Discontinued Operations	(0.1)	(0.1)	0.0
Change in Cash & Marketable Securities	0.5	2.9	(1.9)

May not add due to rounding

12

IBM BALANCE SHEET

($B)	June 2004	Dec 2004	June 2005

Cash & Marketable Securities	8.2	10.6	8.7
Non-GF Assets*	62.9	66.7	66.8
Global Fin. Assets*	30.2	33.7	27.9
Total Assets	101.3	111.0	103.4

Other Liabilities	48.7	56.4	49.5
Non-GF Debt	0.6	0.6	2.8
Global Financing Debt	21.3	22.3	20.9
Total Debt	21.9	22.9	23.7
Total Liabilities	70.6	79.3	73.3

Equity	30.7	31.7	30.1
Non-GF Debt/Cap	2%	2%	10%
Global Fin. Leverage	7.0	7.0	6.7

* Excluding Cash & Marketable Securities

May not add due to rounding

13

IBM SEGMENT RESULTS

($B)	Global Svcs	Sys & Tech	Pers Comp	Software	Global Fin	Ent Invest	Total IBM*

Revenue
External	12.0	4.9	0.6	3.8	0.6	0.3	22.3
Internal	0.8	0.3	—	0.5	0.3	—	0.0
Total Revenue	12.8	5.1	0.6	4.3	0.9	0.3	22.3
PTI	(0.1)	0.3	(0.1)	1.0	0.3	(0.1)	2.7
PTI Margin	(0.7)%	5.7%	(26.4)%	22.2%	37.8%	(22.0)%	12.3%

Incr Restructuring	1.2	0.1	0.0	0.1	0.0	0.0	1.7
PC Sale/MSFT Settlement							(1.9)
PTI w/o Non-Recurring	1.1	0.4	(0.1)	1.0	0.3	(0.1)	2.6
PTI Margin w/o Non-Recurring	8.5%	8.2%	(26.4)%	24.4%	38.9%	(20.4)%	11.7%

Segment results include:

• Equity compensation

• Organizational change – Retail Store Solutions and Printing Systems to S&TG

• BAU restructuring

* Total IBM includes activity recorded above segments

14

GLOBAL SERVICES

Revenue $12.0B, +6%; 4% @CC

($B)	2Q05	Yr/Yr		Yr/Yr @CC

Revenue	12.0	6%		4%
PTI Margin w/o Incr Restructuring	8.5%	0.8	pts
PTI Margin As Reported	(0.7)%	(8.4	)pts

Revenue
Strategic Outsourcing		5%		2%
Business Consulting Services		9%		7%
Integrated Tech Services		5%		2%
Maintenance		5%		2%

IGS WW Contract Signings	2Q05 Signings	Yr/Yr
[CHART]	SO	80%
	ITS	6%
	BCS	30%
	C&SI	4%
	BTO	192%

15

SYSTEMS & TECHNOLOGY

Revenue $4.9B, +5%; 3% @CC

	2Q05 Revenue
	As Rptd	@CC	GP%	Share

zSeries	(24)%	(25)%	+	-	3Q product announcement
iSeries	10%	9%	-	+	Growth in all geos, Strength in high-end
pSeries	36%	34%	+	+	Double-digit growth in all geos
xSeries Servers	11%	8%	-	=	Continued blade leadership
Total Storage	19%	17%	-	+	Double-digit disk & tape growth
Microelectronics	(5)%	(5)%	+		Product transition to gaming
E&TS	37%	36%	+		7th quarter of double-digit growth
Printing Systems	(3)%	(5)%	+		Maintenance decline
Retail Store Sols	(19)%	(20)%	-		Large customer deferrals

16

SOFTWARE

Revenue $3.8B, +10%; 7% @CC

[CHART]			Yr/Yr
	Brand	Yr/Yr	@CC
	WebSphere Family	18%	14%
	Information Mgmt	15%	11%
	Lotus	17%	14%
	Tivoli	28%	25%
	Rational	8%	5%
	Other Middleware	2%	(1)%

	2Q05	Yr/Yr

GP Margin	86.7%	+0.5	pts

•                  Strength in Americas and Asia

•                  Gained or held market share in key segments

17

[LOGO]

18

PC RESULTS

	PC Business	Internal	Internal	Net	Est
	As Reported	Rev / GP*	IT Uplift*	Allocations**	PC Direct
2Q04
Revenue
External	2679				2679
Internal	31	(31)
PTI	(10)	(6)	24	37	45

2Q05
Revenue
External	557				557
Internal	7	(7)
PTI	(149)	(2)	8	7	(136)

*      Intercompany sales and profits eliminated in consolidation

**   Allocations in support of PC operations which are not contractually recoverable under Lenovo relationship and effectively remain with IBM

See non-GAAP reconciliation for additional description, chart S8

S1

EQUITY-BASED COMPENSATION

Pre-Tax			B/(W)			B/(W)
($M)	1Q04	1Q05	Yr/Yr	2Q04	2Q05	Yr/Yr

Stock Options*	291	228	63	303	221	82
Empl. Stock Purchase Plan*	49	18	31	54	0	54
Sub-Total	340	246	94	357	221	136

RSUs/ Performance Units	57	41	16	38	42	(4)

Total w/o Non-Recurring	396	286	110	394	263	131

Non-Recurring**					(12)	12

Total Equity Comp	396	286	110	394	251	143

*      Expensed beginning 1Q05. Employee Stock Purchase Plan rendered non-compensatory in 2Q05

**   Forfeitures credited to PC sale ($12M) and incremental restructuring ($3M) for stock options; forfeitures credited to incremental restructuring ($1M) and award modification charges to PC sale of $4M for RSUs / Performance Units

May not add due to rounding

S2

CURRENCY: YEAR-TO-YEAR COMPARISON

QUARTERLY AVERAGES PER US$

							7/15/05	@ 7/15/05 Spot
	1Q05			2Q05			Spot	3Q05		4Q05
Euro	0.76			0.79			0.83
Yr/Yr		5%			4%			-1%		-7%
Pound	0.53			0.54			0.57
Yr/Yr		3%			3%			-3%		-6%
Yen	105			108			112
Yr/Yr		2%			2%			-2%		-6%

IBM Revenue Impact		3	pts		2	pts		0	pts	-3	pts

Negative Yr/Yr growth signifies a translation hurt

S3

IBM CASH FLOW (FAS 95)

($B)	1H04	FY04	1H05

Net Cash from Continuing Operations	3.1	7.5	3.3
Depreciation / Amortization	2.4	4.9	2.6
Stock-based Compensation Expense	0.8	1.6	0.5
Working Capital / Other	(2.8)	(1.1)	(5.0)
GF A/R	4.0	2.5	3.8
Net Cash provided by operating activities	7.4	15.3	5.2
Cash Expenditures, Net	(1.7)	(3.7)	(2.0)
Divestitures	0.0	0.0	0.5
Acquisitions	(0.8)	(1.7)	(1.1)
Other Investing	(0.1)	0.1	0.6
Net cash used in investing activities	(2.6)	(5.3)	(2.0)
GF Debt	(1.5)	(1.7)	(0.5)
Non-GF Debt	0.1	0.7	1.7
Dividends	(0.6)	(1.2)	(0.6)
Share Repurchase	(3.1)	(7.1)	(5.2)
Other	0.9	1.8	0.5
Net cash used in financing activities	(4.2)	(7.6)	(3.9)
Effect of exchange rate changes on cash	(0.1)	0.4	(0.7)
Discontinued Operations	(0.1)	(0.1)	0.0
Net Change in Cash & Cash Equivalents (Cont. Ops.)	0.4	2.8	(1.4)

May not add due to rounding

S4

IBM CASH FLOW (FAS 95) - QUARTER

($B)	2Q04	2Q05
Net Cash from Continuing Operations	1.7	1.9
Depreciation / Amortization	1.2	1.3
Stock-based Compensation Expense	0.4	0.3
Working Capital / Other	(0.3)	(1.1)
GF A/R	0.8	0.7
Net Cash provided by operating activities	3.8	3.1
Cash Expenditures, Net	(0.8)	(1.1)
Divestitures	0.0	0.5
Acquisitions	(0.8)	(0.9)
Other Investing	0.6	0.1
Net cash used in investing activities	(0.9)	(1.3)
GF Debt	(1.3)	(0.5)
Non-GF Debt	0.1	0.9
Dividends	(0.3)	(0.3)
Share Repurchase	(1.3)	(1.6)
Other	0.3	0.2
Net cash used in financing activities	(2.5)	(1.3)
Effect of exchange rate changes on cash	(0.1)	(0.4)
Discontinued Operations	0.0	0.0
Net Change in Cash & Cash Equivalents (Cont. Ops.)	0.3	0.0

May not add due to rounding

S5

IBM CASH FLOW ANALYSIS -QUARTER

($B)	2Q04	2Q05

Net Cash from Operations (Cont. Ops.)	3.8	3.1
Less: GF Accounts Receivable	0.8	0.7
Net Cash from Operations (Cont. Ops.), excl. GF Rec.	3.0	2.4
Investing Activities
Capital Expenditures, Net	(0.8)	(1.1)
GF A/R	0.8	0.7
GF Debt	(1.3)	(0.5)
Net GF Debt to A/R	(0.5)	0.2
Acquisitions	(0.8)	(0.9)
Divestitures	0.0	0.5
Return to Shareholders
Share Repurchase	(1.3)	(1.6)
Dividends	(0.3)	(0.3)
Change in Non-GF Debt	0.1	0.9
Other	0.3	(0.1)
Discontinued Operations	0.0	0.0
Change in Cash & Marketable Securities	(0.3)	0.0

May not add due to rounding

S6

NON-GAAP FINANCIAL MEASURES

•                  In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company also discloses the following non-GAAP information which management believes provides useful information to investors:

•                  Management has presented certain financial results excluding the effects of (1) the gain on the sale of the company’s PC business, (2) a gain related to a settlement agreement reached with Microsoft and (3) charges related to the company’s restructuring initiatives. Given the unique and non-recurring nature of these items, management believes that presenting certain financial information without these items is more representative of the company’s operational performance and provides additional insight into, and clarifies the basis for, historical and/or future performance, which may be more useful for investors.

S7

•                  On April 30, 2005, IBM sold its PC business. IBM’s reported results include operational performance of the company’s PC business for (a) one month in the quarter ended June 30, 2005, as compared to three months in comparable period of the prior year and (b) four months in the six month period ended June 30, 2005, as compared to six months in the comparable period of the prior year. Management believes that it is important to investors to understand the financial results of the company adjusted for the impact of its divested PC operations in order to show IBM’s results on a comparable basis year-to-year, and to best present ongoing operational performance. Accordingly, management has presented certain financial results excluding the effects of the PC business.

In accordance with segment reporting, revenues and pre-tax income include transactions between segments that are intended to reflect an arm’s-length transfer price and include intercompany profit. Management believes that a more appropriate measure of the financial impacts that the divestiture of the PC business has on IBM’s consolidated financial results should exclude any revenues associated with internal sales and intercompany profits, which are eliminated in consolidation. Accordingly, the results of the PC business have been adjusted from the reported PC segment. The basis for these adjustments are to give effect to intercompany and certain allocated expenses and the adjusted results are intended to display the impact on the IBM consolidated results on a basis comparable to which the company operates post-PC divestiture which management believes is meaningful and useful to investors.

S8

•                  Management includes a presentation of cash flows that excludes the effect of Global Financing Receivables and subtracts net capital investments from Net Cash from Operations. For a financing business, increasing receivables is the basis for growth. Receivables are viewed as an investment and an income-producing asset. Capital investments are necessary to grow and sustain the business. Therefore, management presents financing receivables as an investing activity, which has the effect of lowering cash from operations, and net capital investments as a reduction of Net cash from Operations. Management’s view is that this presentation gives the investor the best perspective of cash available for investment or for distribution to shareholders.

•                  Management refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s businesses performance.  Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

S9

•                  The complexity and volatility associated with the accounting and financial reporting for pension plans has been a major focus of the Company’s management and investors. To help investors better understand the estimates, judgments and performance of the plans, in the 2004 Annual Report, the Company provided significant disclosures. Management has presented forecasted pension expense excluding a one-time charge recorded in 2004 for the partial settlement of certain legal claims related to IBM’s pension plan. Given the unique and non-recurring nature of this charge, management believes that presenting such financial items without the charge is useful to investors in better understanding the Company’s business performance. The Company believes the magnitude of these impacts can affect investors’ understanding of the Company’s overall business performance.  Management further believes that investors’ understanding is enhanced when the year-to-year dynamics associated with pension cost is rendered explicit in the discussion of the Company’s earnings and cash flows. Therefore, while giving appropriate prominence to the GAAP based financial measures in presenting earnings and cash flows, the Company believes it is appropriate and useful to investors to include certain non-GAAP measures.

S10

RECONCILIATION TO NET CASH FROM OPERATIONS
EXCLUDING GF RECEIVABLES AND
INCLUDING NET CAPITAL INVESTMENTS

($B)	1H05	Yr/Yr

Net Cash from Operations (Cont. Ops.), excl GF Rec, incl Net Capital Investments	(0.6)	(2.3)
Less: Net Capital Investments	(2.0)	(0.3)
Net Cash from Operations (Cont. Ops.), excl GF Rec	1.5	(2.0)
Plus: GF Accounts Receivable	3.8	(0.2)
Net Cash from Operations (Cont. Ops.)	5.2	(2.2)

May not add due to rounding

S11

RECONCILIATION OF INCREASE
IN PENSION EXPENSE

($M)	2004-2005 Estimated

Increase in Pension Expense	707

One-time Pension Settlement Charge (2004)	320

Increase in Pension Expense, excluding One-time Pension Settlement Charge	1027

S12

RECONCILIATION OF GROWTH IN EMERGING COUNTRIES

2Q 05

Revenue growth in Emerging Countries, as reported	(5)%

Effects of sale of PC business	28%

Revenue growth in Emerging Countries, without PC business	23%

S13

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